Exhibit 99.1

Zura Bio to Present Data Exploring the Expanded Potential of Tibulizumab (ZB-106) into Sjogren's Syndrome and Rheumatoid Arthritis at EULAR 2024

Novel, dual-pathway antibody targeting IL-17A and BAFF is expected to enter Phase 2 development in systemic sclerosis in Q4 2024 and hidradenitis suppurativa in Q2 2025

Henderson, Nev – June 3, 2024 - Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio”), a clinical-stage immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases, today announced it will present pre-clinical data from its tibulizumab (ZB-106) program exploring the clinical potential of the dual-pathway antibody in Sjogren's syndrome and rheumatoid arthritis (RA) at EULAR 2024, June 12-15 in Vienna.

“We are excited to present translational data from our tibulizumab (ZB-106) program to help elucidate the potential to inhibit both IL-17A and BAFF in a single antibody therapy,” stated Michael Howell, Ph.D., Chief Scientific Officer and Head of Translational Medicine. “We believe that dual-pathway inhibition may warrant broad clinical exploration and help define the expanding potential of ZB-106 across a portfolio of autoimmune diseases.”

Zura Bio will present results as detailed below. The poster will be available on the Zura Bio website in the News and Events section and archived for at least 30 days following presentation.

Phase 1 Clinical Trial Evaluating the Pharmacokinetics and Pharmacodynamics of a Novel IL-17A and BAFF Dual Antagonist in Sjogren’s Syndrome

Poster 0373

Date: Friday, June 14

Poster Tour: 15:27 – 15:33 CEST / 9:27 – 9:33 ET

Location: Poster Tour 1

Presenter: Dr. Michael Howell, Zura Bio

Abstract is available here on the EULAR 2024 website.

Resolving Inflammation in a Murine Model of Arthritis Through the Dual Antagonism of B-Cell Activating Factor (BAFF) and IL-17

Abstract, accepted for publication only, is available here on the EULAR 2024 website.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies and are Phase 2 ready. The company is developing a portfolio of therapeutic indications for tibulizumab (ZB-106), ZB-168, and torudokimab (ZB-880), with a goal of demonstrating their efficacy, safety, and dosing convenience in autoimmune and inflammatory diseases, including systemic sclerosis and other novel indications with unmet needs.

Forward-Looking Statements

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Actual events and the ability to consummate the proposed Private Placement and the timing and proceeds thereof; are difficult or impossible to predict and could differ materially from those expressed or implied in such forward-looking statements. You should carefully consider the risks and uncertainties described in the “Risk Factors” sections of Zura Bio's 10-K for the year ended December 31, 2023 and other filings with the SEC, including: Zura Bio’s expectations regarding product candidates and their related benefits; Zura Bio’s beliefs regarding potential benefits or limitations of competing products both in development and approved; information regarding Zura Bio’s vision and strategy; anticipated timing of key events and initiation of Zura Bio’s studies and release of clinical data; Zura Bio’s expectations regarding the general acceptability and maintenance of our products by regulatory authorities, payors, physicians, and patients; Zura Bio’s ability to attract and retain key personnel; the accuracy of Zura Bio’s future operating expenses, capital requirements and needs for additional financing; Zura Bio’s ability to obtain funding for operations, including funds that may be necessary to complete development of our product candidates; the fact that Zura Bio has not completed any clinical trials and has no products approved for commercial sale; the fact that Zura Bio has incurred significant losses since inception, and it expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future; Zura Bio’s ability to renew existing contracts; Zura Bio’s reliance on third-party contract development manufacturing organizations for the manufacture of clinical materials; Zura Bio’s ability to obtain regulatory approval for our products, and any related restrictions or limitations of any approved products; Zura Bio’s ability to effectively manage growth and competitive pressures from other companies worldwide in the therapies in which Zura Bio competes; and litigation and Zura Bio’s ability to adequately protect intellectual property rights. These risks and uncertainties may be amplified by health epidemics or other unanticipated global disruption events, which may continue to cause economic uncertainty. Zura Bio cautions that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Zura Bio gives no assurance that it will achieve its expectations. Zura Bio does not undertake or accept any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Contact

Megan K. Weinshank

Head of Investor Relations

ir@zurabio.com

Lee M. Stern

Meru Advisors

lstern@meruadvisors.com